RISK  FACTORS

An investment in the securities of the company is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, before making an investment in the common stock described in this document.

BECAUSE OF THE COMPANY'S LIMITED OPERATING HISTORY, IT MAY NOT BE SUCCESSFUL IN ADDRESSING RISKS ASSOCIATED WITH A NEW BUSINESS

 The Company has a very limited operating history. The Company has not yet begun to make sales of commercial versions of its product, and is a development stage company. The Company's business and prospects must be considered in light of the risks encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as peer-to-peer online file sharing. Some of these risks relate to the Company's ability to: execute its business and marketing strategy; continue to develop and upgrade its technology; respond to competitive developments; and hire, retain and motivate qualified personnel.

THE  COMPANY  MAY  NOT  BE  PROFITABLE  FOR  THE  FORESEEABLE  FUTURE

 The Company's product was first distributed to the public in the first quarter of 2000. To date, however, the product has been, and continues to be, distributed free of charge as the Company attempts to develop a broad user base for the product. Once the Company has established the user base to the satisfaction of management, it will be begin to charge for upgrades to the product. Accordingly, the Company has incurred significant losses since commencement of its current operations, and its losses are continuing. The Company intends to continue to expend financial and management resources on the development of upgrades to its product, and other aspects of its business. As a result, the Company expects operating losses and negative cash flows to continue for the foreseeable future. In addition, the Company anticipates that its operating losses will increase significantly from current levels.

THE COMPANY'S OPERATING RESULTS IN THE FUTURE WILL DEPEND UPON ITS ABILITY TO MAINTAIN ACCEPTANCE IN THE USER MARKET AND DEAL WITH COMPETITIVE PRESSURES.

For the Company to be successful, it will be necessary for it to meet various business and competitive pressures. For example, its success will depend on:

*  its  ability  to  attract  users  as  paying  customers;
*  the  introduction  of  new  competing  products  or  services  by  others;
*  price  competition;
* the continued rapid development of the market for peer-to- peer online file sharing products;
*  its  ability  to  be  competitive  in  its  product  offerings;
*  the  Company'  ability  to  attract  and  retain  personnel;  and
* U.S. and foreign regulations relating to the peer-to-peer online file sharing products and the Internet generally.

The Company's market is new and the commercial versions of its product may not be generally accepted by users. If the Company cannot establish and grow a customer base of paying customers, the Company will not be able to generate sales and revenues or create economies of scale to offset its fixed and operating costs. The Company's future growth depends on the willingness of users to pay for peer-to-peer online file sharing software and the Company's ability to market its products in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if the Company's services do not achieve market acceptance, its business would be adversely affected.

THE COMPANY IS ENTIRELY DEPENDENT UPON INTERNET SERVICE PROVIDERS CONTINUING TO SUPPORT PEER-TO-PEER INITIATIVES

The Company's product permits users to make their files available to others online and to search and download files that others have made available online. Due the nature of the software and the Gnutella Network through which the Company's product operates, the operation of the Company's product by its customers can consume large amounts of bandwidth. As this requirement is generally met by customers' Internet service providers, the continued viability of the Company's product is in large part dependent upon the continued willingness of internet service providers to permit users to run software such as the Company's product. Any prohibition by Internet service providers of peer-to-peer online file sharing software could have adversely affect the Company's business.

THE  COMPANY  IS  VULNERABLE  TO  INCREASES  IN  THE  COST  OF  BANDWIDTH

As the operation of the Company's product by its customers is bandwidth-intensive, requiring large amounts of bandwidth by each user connected to the Gnutella Network, any increase in the cost of bandwidth charged by customers' internet service providers could render the operation of the software prohibitively expensive to individual customers, which would have adversely affect the Company's business.

THE COMPANY'S VULNERABILITY TO LACK OF CAPACITY, SYSTEM FAILURE AND SYSTEM DEVELOPMENT RISKS COULD HURT ITS BUSINESS

The Company's product is and will continue to be made available to users through network servers and systems operated by others. The satisfactory performance, reliability and availability of these networks will be critical to the Company's operations and its reputation and ability to attract and retain users. These systems and operations are vulnerable to damage or interruption from fire, flood and other natural disasters, power loss, telecommunications failure, break-ins and similar events. Any systems interruption that impairs the Company's ability to provide its products will reduce the availability of product offerings to users, which could have an adverse affect on its user base and/or revenues.

THE COMPANY FACES INTENSE COMPETITION AND COULD MAKE PRICING, SERVICE OR MARKETING DECISIONS THAT COULD HARM ITS BUSINESS

The peer-to-peer online file sharing market is new, rapidly evolving and extremely competitive. The Company expects competition to intensify in the future. The Company currently competes directly with other providers and developers of peer-to- peer online file sharing software and solutions, developers and manufacturers of other file sharing products, including recordable media such as floppy diskettes, recordable CD ROM, as well as software such as e-mail clients capable of sending file attachments. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater name recognition and significantly greater financial, marketing and other resources than the Company. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, are expected to result in additional competition.

THE COMPANY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE WHICH COULD RENDER THE COMPANY'S TECHNOLOGY AND PRODUCTS OBSOLETE

The Company's future success will depend on its ability to offer software products that incorporate leading technology and address the increasingly sophisticated and varied needs of current and prospective users. The Company's market is characterized by rapidly changing technology, evolving industry standards, changes in user needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to or compatible with, its business. In addition, the Company may not be able to incorporate advances on a cost-effective and timely basis. In addition, keeping pace with the technological advances may require substantial expenditures and lead time.

ANY LOSS OF THE COMPANY'S PERSONNEL OR INABILITY TO ADD NEW PERSONNEL COULD HARM THE COMPANY'S BUSINESS

The Company's future success depends significantly on the continued services and performance of its management. The Company's performance also depends on its ability to retain and motivate its key employees. The loss of the services of any of the Company's executive officers or other key employees could cause significant disruption in the Company's business. The Company has no long-term employment agreements with senior management and does not currently maintain any "key person" life insurance. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, operations, merchandising, sales and marketing and customer service personnel. Competition for such personnel is intense, and the Company may not successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary personnel could impede its future success.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS AND RISKS TO DOING BUSINESS ON THE INTERNET AND COULD HARM THE COMPANY'S BUSINESS

The Company is not currently subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to peer-to-peer online file sharing. However, due to the increasing popularity and use of the Internet and peer-to-peer online sharing, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as: user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for peer-to-peer online file sharing may prompt calls for more stringent consumer protection, privacy and copyright laws that may impose additional burdens on those companies conducting business online. The adoption of additional laws or regulations may negatively affect the growth or continued use of peer-to-peer online file sharing, which could, in turn, decrease the demand for the Company's products and increase its cost of doing business. The applicability to the Internet of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, export or import matters, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for the Company's products or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

THE  COMPANY'S  STOCK  PRICE  HAS  BEEN  AND  COULD  BE  HIGHLY  VOLATILE

The trading price of the Company's common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors including: variations in quarterly operating results; new products or services offered by the Company or its competitors; conditions or trends in the Internet and online commerce industries; changes in the economic performance and/or market valuations of other Internet, peer-to-peer technology companies; and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the Company's common stock, regardless of the Company's actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.